Exhibit 10.4

FIRST AMENDMENT TO

THE AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

NORTHSTAR HEALTHCARE INCOME OPERATING PARTNERSHIP, LP

This Amendment is made to the Amended and Restated Limited Partnership Agreement of NorthStar Healthcare Income Operating Partnership, LP (the “Agreement”) and shall be effective as of November 12, 2012 (the “Effective Date”).  All capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Agreement.

WHEREAS, the General Partner desires to amend the Agreement as set forth below to reflect changes to the payment terms in connection with the redemption of Special Limited Partnership Units upon the occurrence of a Termination Event or the Listing.

NOW, THEREFORE, pursuant to Article 11 of the Agreement:

1.                                      Amendment to the Agreement.  Section 8.6(b) of the Agreement is deleted and replaced in its entirety with the following:

(b)                                 Upon the occurrence of a Termination Event or the Listing, the Special Limited Partnership Units shall be redeemed for an aggregate amount equal to the amount that would have been distributed to the Special Limited Partner under Section 5.2(b) if all assets of the Partnership had been sold for their fair market value and all liabilities of the Partnership had been satisfied in full according to their terms. Such redemption shall occur no later than thirty (30) days after the date of a Termination Event and no later than 240 days after the Listing. In determining the fair market value of the assets of the Partnership, (i) in connection with a Termination Event, the General Partner shall obtain an appraisal of the assets of the Partnership (excluding any assets which may be readily marked to market) and (ii) in connection with the Listing, the General Partner shall make such determination (a) taking into account, in the event of a Listing on a national securities exchange only, the market value of the General Partner’s listed shares based upon the average closing price, or average of bid and asked prices, as the case may be, during a period of thirty (30) days during which such shares are traded beginning one hundred and twenty (120) days after the Listing or (b) taking into account the value of the General Partner’s shares based upon the initial public offering price in the event of an underwritten public offering. Payment to the Special Limited Partner upon a Termination Event or a Listing shall be paid, at the Special Limited Partner’s discretion, in the form of (a) shares of the General Partner’s common stock or (b) a non-interest bearing promissory note. In the event the Advisor elects to receive shares of the General Partner’s common stock and the General Partner’s shares are not listed on a national securities exchange, at the option of the Advisor, the Advisor and the General Partner shall enter into an agreement whereby the General Partner shall register such shares of common stock with the Commission. However, any payments under a promissory note may not be made in connection with a Termination Event until either (a) the closing of asset sales that result in aggregate, cumulative distributions to the Partners (other than the Special Limited Partner) of the Partnership from operating income, sales proceeds and other sources in an amount equal to their Capital Contributions to the Partnership plus a 6.75% cumulative non-compounded annual pre-tax return thereon, or (b) a Listing (each a “Subsequent Liquidity Event”). In addition, the principal amount of the promissory note issued in connection with a Termination Event will be subject to reduction as of the date of the Subsequent Liquidity Event by an amount that will ensure that, in connection with the Subsequent Liquidity Event, the Special Limited Partner does not receive in excess of 15% of the distributions that are made or are deemed to be made by the Partnership after the Partners (other than the Special Limited Partner) have received or are deemed to have received aggregate, cumulative distributions equal to their Capital Contributions to the Partnership plus a 6.75% cumulative non-compounded annual pre-tax return thereon.

2.                                      Effect on the Agreement.  Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect.

3.                                      Governing Law.  This Amendment shall be governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has signed this Amendment as of the Effective Date.

GENERAL PARTNER:

NORTHSTAR HEALTHCARE INCOME, INC.

By:	/s/ Donald C. Tomasso
Name:	Donald C. Tomasso
Title:	President